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                                                                    EXHIBIT 23.4










            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Glacier Bancorp, Inc.:

We consent to the use of our report dated March 15, 2005, with respect to the consolidated statement of financial condition of Glacier Bancorp, Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

/s/ KPMG LLP


Billings, Montana
May 12, 2006